EXHIBIT 99.1

BLACK TUSK MINERALS INC. CORPORATE UPDATE

Vancouver, B.C., September 11, 2007 – Black Tusk Minerals Inc. (the “Company”) provides an update on corporate activities.

TWO FOR ONE FORWARD STOCK SPLIT

The Company is pleased to announce that on August 31, 2007 the Board of Directors approved a two for one forward stock split on the issued and outstanding shares of the Company’s common stock. The stock split is payable upon surrender of the outstanding share certificates.

To effect the stock split, the Company authorized an amendment to the Articles of Incorporation such that, upon the surrender to the Company’s transfer agent, Pacific Corporate Trust Company, of the outstanding share certificates representing the issued and outstanding shares of common stock held by shareholders on September 11, 2007 at 4:30 p.m. Pacific Daylight Time (the “Record Date”), the Company’s transfer agent will issue new share certificates giving effect to the stock split so that each share of common stock of the Company issued and outstanding prior to the Record Date shall represent two post-split shares of the Company’s common stock.

Immediately prior to the stock split, the Company had 8,836,000 shares of common stock issued and outstanding (CUSIP No. 092258102). After giving effect to the stock split, the Company will have 17,672,000 shares of common stock issued and outstanding (CUSIP No. 092258201). The Company will begin trading on a post-split basis at the open of market on September 12, 2007 under the trading symbol BKTK.

ABOUT BLACK TUSK MINERALS INC.

Black Tusk Minerals Inc. is a U.S. mineral exploration company focused on the exploration and development of mineral prospects worldwide. Most notably, the Company owns a 100% interest in an unpatented mineral claim, known as the Golden Bear Claim, located on the east shore of Harrison Lake in the New Westminster Mining District, British Columbia, Canada.

FURTHER INFORMATION

Kurt Bordian - Secretary, Treasurer and Director

BLACK TUSK MINERALS INC.

(604) 689-3443